Exhibit 99.1

UAL Investor Update: June 17, 2008

	2Q 2008 Estimated Growth Percent Higher/ (Lower) Than 2Q 2007
Traffic and Capacity	Capacity (Available Seat Miles)	Traffic (Revenue Passenger Miles)

Mainline	(1.4)%	(4.5)% - (4.0)%
Express	(1.1)%	(6.25)% - (5.75)%
Consolidated	(1.4)%	(4.75)% - (4.25)%

Revenue Update

Second quarter mainline passenger unit revenue (“PRASM”) is expected to increase between 4.0 percent and 5.0 percent year-over-year. Second quarter consolidated PRASM is expected to increase between 3.5 percent and 4.5 percent year-over-year.

The company expects deferred revenue accounting for the Mileage Plus program will decrease non-cash consolidated passenger revenue by approximately $47 million in the second quarter of 2008 versus the company’s best estimate of the previous incremental cost method. Using the same comparison, deferred revenue accounting decreased consolidated passenger revenue by approximately $46 million in the second quarter of 2007.

The change to the expiration policy for Mileage Plus accounts without activity, from 36 to 18 months, added approximately $47 million of non-cash revenue to the company’s consolidated passenger revenue for the second quarter of 2007. There was no comparable impact in the 2008 quarter.

The company estimates that cargo, mail and other revenue will be between $470 million and $480 million for the quarter, including UAFC sales of approximately $5 million.

Revenue Outlook

The company expects year-over-year PRASM to continue to grow modestly in the third quarter of 2008.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Unit Costs

The company estimates that mainline operating cost per available seat mile (“CASM”), excluding fuel and the impact of certain primarily non-cash charges incurred in the second quarter, as described below, will be up 3.0 percent to 3.5 percent for the second quarter of 2008 from the same period in 2007.

Fuel

The company expects mainline jet fuel price to average $3.31 per gallon for the second quarter, including taxes and the impact of economic hedges. Excluding the impact of economic hedges but including taxes, mainline jet fuel price is expected to average $3.67 per gallon for the second quarter with a total estimated mainline fuel consumption of 573 million gallons.

As of June 16, the company had hedged 30 percent of forecasted fuel consumption for the second quarter of 2008, of which approximately 75 percent is through three-way collars with upside protection beginning on average at a crude equivalent price of $85 per barrel and capped at $95 per barrel, with payment obligations beginning on average at crude equivalent price below $79 per barrel.  The remaining 25 percent of coverage is hedged through collars, with upside protection beginning, on average, at a crude equivalent price of $103 per barrel and with payment obligations on average beginning at a crude equivalent price below $94 per barrel.

Non-Operating Income / Expense

The company estimates that non-operating expense will be between $85 million to $95 million for the quarter. The company’s estimate excludes the impact of any fuel hedging gains or losses that may be recorded in the non-operating income / expense line. Based on current market prices, the company estimates that a $12 million fuel hedging gain will be recorded in non-operating income / expense at the end of the quarter. The actual gain or loss will be determined based on market prices prevailing at the end of the quarter.

Impairment, Severance and Other Similar Charges

The company anticipates that it will record significant non-cash accounting charges in the second quarter related to the possible impairment of goodwill, engine and spare parts inventory, and aircraft, as well as possible impairments of other tangible and intangible assets. In addition, the company also expects to record other, primarily non-cash, second quarter charges for severance and the termination of certain contracts in conjunction with the capacity and staffing reductions that it announced earlier this month, among other items. At this time, the company is unable to accurately estimate the amounts and timing of these charges, and accordingly these are not included in its unit cost guidance.

Liquidity

The company expects to end the quarter with an unrestricted cash and short-term investments balance of between $2.7 billion and $2.8 billion and $0.8 billion of restricted cash, excluding the effects of any financing transactions that the company may enter into.

Tax Rate

The company expects to have an effective income tax rate of zero for the second quarter of 2008 and therefore will not record a tax benefit for the quarter.

Share Count

Shown below, for illustrative purposes only, are estimated basic and dilutive share counts for the second quarter of 2008 and full year 2008. The calculation of share counts is based on a number of assumptions including, but not limited to, an assumed market stock price, number of shares outstanding and a statutory tax rate of 37%. Actual share counts may be different from those shown below.

	2Q 2008 (Estimated)
Net Income	Basic Share Count	Diluted Share Count	Interest Add-back
	(in millions)	(in millions)	(in millions)
Less than $0	127.1	127.1	$—
$0 - $29 million	127.1	127.5	$—
$30 million	127.1	129.7	$—
$31 million- $47 million	127.1	151.9	$5.2
Greater than $48 million	127.1	155.3	$6.3

	Full Year 2008 (Estimated)
Net Income	Basic Share Count	Diluted Share Count	Interest Add-back
	(in millions)	(in millions)	(in millions)
Less than $0	125.6	125.6	$—
$0 -$120 million	125.6	126.1	$—
$121 million	125.6	148.4	$20.6
$122 million- $190 million	125.6	152.0	$20.6
Greater than $191 million	125.6	155.5	$25.4

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this investor update are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to realize benefits from its resource optimization efforts and cost reduction initiatives; the company’s ability to use its net operating losses; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and energy refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions, including open skies agreements; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

Non-GAAP To GAAP Reconciliations

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.

	Three Months Ending June 30,
Operating expense per ASM - CASM	2008 Estimate		2007	Year-over-Year
(cents)	Low	High	Actual	% Change
Mainline operating expense	13.19	13.23	10.99	20.0%	20.4%
Less: fuel expense & cost of third party sales – UAFC	(5.36)	(5.36)	(3.39)	58.1%	58.1%
Mainline excluding fuel & UAFC	7.83	7.87	7.60	3.0%	3.5%
Add: income from special items	—	—	—	—	—
Mainline excluding fuel, UAFC and special items	7.83	7.87	7.60	3.0%	3.5%